Exhibit (a)(1)(H)

From:
MIP Exchange
To:
MIP Exchange Participants
Subject:
Confirmation of Acceptance of Eligible Options

Thank you for your submission of the Election Form pursuant to the Amended and Restated Offer to Exchange Eligible Options for New Restricted Stock Units attached to Amendment No. 2 to the Tender Offer Statement on Schedule TO filed by Global Business Travel Group, Inc. with the U.S. Securities and Exchange Commission on January 11, 2023 (the “Amended Offer Documents”). With this letter, we confirm that Global Business Travel Group, Inc. has accepted all of your tendered Eligible Options for exchange in the Amended Exchange Offer. Subject to the terms and conditions of the Amended Exchange Offer, as described in the Amended Offer Documents, your tendered Eligible Options will be cancelled and New RSUs will be granted to you. Your New RSUs will appear shortly in the Morgan Stanley equity platform, Stock Plan Connect, along with the Restricted Stock Unit award agreement which you accepted by your election.

If you have any questions, please contact us at MIPExchange@amexgbt.com. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Amended Offer Documents.

[INSERT IF APPLICABLE]

Please note that Options which were in-the-money as of the Expiration Time were deemed ineligible for the Amended Exchange Offer. If you elected to participate in the Amended Exchange Offer with respect to your Eligible Legacy Options, all of your outstanding Legacy Options that are in-the-money at the Expiration Time based on the closing price of a share of Class A Common Stock on the Closing Date will be automatically exercised as of the Expiration Time based on a cashless net-exercise and net-settlement for applicable taxes (based on the closing price of a share of Class A Common Stock on the Closing Date).

BCA Options that were in-the-money as of the Expiration Time will remain outstanding and subject to their exercise price, term, vesting schedule and other terms and conditions.